Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As further discussed in Note 1 to US Airways Group’s consolidated financial statements, the consolidated financial statements for each period presented, as well as financial information in the following discussion, have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled In Cash upon Conversion (Including Partial Cash Settlement)” and for the reclassification of certain amounts from employee benefit liabilities and other to deferred gains and credits, net, both captions of which are included within total noncurrent liabilities and deferred credits on the consolidated balance sheets and consistent with the reclassification disclosed in US Airways Group’s Quarterly Report on Form 10-Q for the period ended June 30, 2009. The financial information contained in the discussion below reflects only the adjustments described in Note 1 to US Airways Group’s consolidated financial statements and does not reflect events occurring after February 18, 2009, the date of the original filing of US Airways Group’s 2008 Annual Report on Form 10-K, or modify or update those disclosures that may have been affected by subsequent events.
Background
US Airways Group, a Delaware corporation, is a holding company whose primary business activity is the operation of a major network air carrier through its wholly owned subsidiaries US Airways, Piedmont, PSA, MSC and AAL. On May 19, 2005, US Airways Group signed a merger agreement with America West Holdings pursuant to which America West Holdings merged with a wholly owned subsidiary of US Airways Group. The merger agreement was amended by a letter of agreement on July 7, 2005. The merger became effective upon US Airways Group’s emergence from bankruptcy on September 27, 2005.
We operate the fifth largest airline in the United States as measured by domestic mainline RPMs and ASMs. We have primary hubs in Charlotte, Philadelphia and Phoenix and secondary hubs/focus cities in New York, Washington, D.C., Boston and Las Vegas. We offer scheduled passenger service on more than 3,100 flights daily to 200 communities in the United States, Canada, Europe, the Caribbean and Latin America. We also have an established East Coast route network, including the US Airways Shuttle service, with a substantial presence at capacity constrained airports including New York’s LaGuardia Airport and the Washington, D.C. area’s Ronald Reagan Washington National Airport. We had approximately 55 million passengers boarding our mainline flights in 2008. As of December 31, 2008, we operated 354 mainline jets and are supported by our regional airline subsidiaries and affiliates operating as US Airways Express either under capacity purchase or prorate agreements, which operate approximately 238 regional jets and 74 turboprops.
2008 Overview
Industry Environment
In 2008, the U.S. airline industry faced an extraordinarily challenging environment. Airlines incurred significant losses as they faced staggering increases in the price of fuel throughout most of 2008. The quarterly average cost per barrel of oil below depicts the runaway nature of fuel prices during 2008:

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2008	$98	$124	$118	$59
2007	58	65	75	90
Period over period increase (decrease)	68%	91%	57%	(35%)
Given the industry capacity levels and continued intense competition, U.S. airlines were unable to sufficiently raise ticket prices to cover their largest cost item, jet fuel. As a result, most U.S. airlines were generating sizeable losses. These factors served as a catalyst for some airlines to take the following unprecedented measures to support growth in ticket prices and preserve liquidity:
•
Substantial capacity reductions. Domestic ASMs are expected to be down approximately 10% in 2009 as compared to 2008 for the U.S. airline industry. These capacity cuts are expected to minimize the impact of reduced passenger demand on revenue, reduce costs and minimize cash burn.

•	Development and implementation of new revenue initiatives to supplement existing sources of revenue.

•	Implementation of cost containment strategies to minimize non-essential expenditures and conserve cash.

•
Enhancement of near-term liquidity through a number of cash-raising initiatives such as traditional capital market issuances, asset sales, sale and leaseback transactions and prepaid sales of miles to affinity card issuers.

The then rapid and severe increases in fuel prices, which appeared to have no end as oil hit an all time high of $147 per barrel in July 2008, prompted some airlines to contain costs by increasing their fuel hedge positions. With the industry facing a liquidity crisis, many airlines’ hedge positions took the form of no premium collars and swaps, as the cost of traditional call options to lock in fuel cost became too expensive due to the volatility in oil prices. By the end of the third quarter, the rapid climb in oil prices was quickly replaced by an equally rapid decline in oil prices, driven by a global economic downturn. While the industry welcomed relief in the price of fuel, hedges entered into earlier in the year, ahead of fuel’s rapid decline, generated losses and a near term drain on liquidity as airlines were forced to post significant amounts of collateral with their fuel hedging counterparties.
As the industry enters 2009, moderating oil prices are expected to offset at least some of the effects on passenger demand of the corresponding weakening economy. Additionally, we believe the unprecedented industry actions described above to reduce capacity, support ticket prices and implement new sources of revenue will further mitigate the impacts of the economic downturn.
US Airways’ Response
As described above, the industry was profoundly challenged by the economic environment in 2008. We participated in the industry’s response to the then record high fuel prices and took action to operate a strong and competitive airline by implementing initiatives as discussed below.
Capacity and Fleet Reductions
We reduced our fourth quarter 2008 total mainline capacity by 5.9% and our Express capacity by 1.3% on a year-over-year basis. In addition, we plan to reduce our total mainline 2009 capacity by four to six percent and our Express capacity by five to seven percent from 2008 levels. We anticipate that these capacity reductions will enable us to minimize the impact of reduced passenger demand on revenue and reduce costs.
We have taken the following steps to achieve our capacity reduction goals:
•
Fleet Reduction: We announced the return of ten aircraft to lessors, which included six Boeing 737-300 aircraft returned in 2008 and early 2009 as well as four Airbus A320 aircraft to be returned in the first half of 2009. We have also cancelled the leases of two A330-200 wide-body aircraft that had been scheduled for delivery in the second half of 2009. Further, we plan to reduce additional aircraft in 2009 and 2010.

•
Las Vegas Flight Reduction: We closed our Las Vegas night operation, except for limited night service to the East Coast, in early September 2008. In the current environment, the revenue generated from the Las Vegas night operation no longer exceeded the incremental cost of that flying. Overall, daily departures from Las Vegas, which were as high as 141 during September 2007, have been reduced to 77 as of the end of 2008.

New Revenue Initiatives
We implemented several new revenue initiatives in 2008 in order to generate additional revenue. These include a first and second checked bag service fee, a new beverage purchase program, processing fees for travel awards issued through our Dividend Miles frequent traveler program, our new Choice Seats program, increases to the cost of call center/airport ticketing fees and increases to certain preexisting service fees. We anticipate that these new services and fees will generate in excess of $400 million annually in additional revenue.

Cost Control
We remain committed to maintaining a low cost structure, which we believe is necessary in an industry whose economic prospects are heavily dependent upon two variables we cannot control: the health of the economy and the price of fuel. As a result of our capacity reductions and our commitment to exercise tight cost controls, the following cost initiatives were completed in 2008:
•
Employee Reduction: As a result of the reduced flying, we required approximately 2,200 fewer positions across the system, including approximately 300 pilots, 400 flight attendants, 800 airport employees and 700 non-union administrative management and staff. These headcount reductions were implemented through a combination of voluntary and involuntary furloughs and attrition.

•
Reduced Capital Expenditures: We reduced our 2008 planned non-aircraft capital expenditures by $80 million, while maintaining critical operational projects such as our Reliability, Convenience and Appearance (“RCA”) initiative, which includes cabin refurbishments, improved and additional check-in kiosks, airport club refurbishments, facility upgrades, new gate reading technology and the completion of our next generation website.

•
Closed Certain Facilities: The US Airways Club in the Baltimore/Washington International Airport, arrivals lounges in Munich, Rome and Zurich, and cargo stations in Burbank, Colorado Springs and Reno were closed during 2008.

•
Reduced Partner Costs: We have revised our wholesale programs for cruise lines, tour operators and consolidators, which included the reduction of the number of agency partners, decreased discounts, tighter restrictions on travel rules, and a reduction in commissions.

Most importantly, we controlled costs by running a good operation. We dramatically improved our on-time performance and mishandled baggage ratio. For the year 2008, our 80.1% on-time performance ranked first among the big six hub and spoke carriers and second among the ten largest U.S. airlines as measured by the DOT’s Consumer Air Travel Report. See the “Customer Service” section below for further discussion.
Liquidity
In 2008, we took the following actions to improve our liquidity position:
•
In August 2008, we completed an underwritten public stock offering of 19 million common shares, as well as the full exercise of 2.85 million common shares included in an overallotment option, at an offering price of $8.50 per share. Net proceeds from the offering, after underwriting discounts and commissions, were $179 million. We used the proceeds from the offering for general corporate purposes.

•
On October 20, 2008, we completed a series of financial transactions which raised approximately $810 million in gross proceeds and included a $400 million paydown at par of our $1.6 billion credit facility administered by Citicorp North America. In exchange for this prepayment, the unrestricted cash covenant contained in the Citicorp credit facility was reduced from $1.25 billion to $850 million. The credit facility’s term remained the same at seven years with substantially all of the remaining principal amount payable at maturity in March 2014. Our net proceeds after transaction fees were approximately $370 million.

•
On December 5, 2008, we prepaid $100 million of the indebtedness incurred in October 2008 related to a loan secured by certain spare parts. On January 16, 2009, we exercised our right to obtain new loan commitments under the same agreement and raised $50 million.

In addition, to plan for a highly cyclical and volatile industry, we had already refinanced $1.6 billion of debt during 2007. This improved our liquidity by extending the due dates of principal payments.

As of December 31, 2008, our cash, cash equivalents, investments in marketable securities and restricted cash were $1.97 billion, of which $1.24 billion was unrestricted. This compares to December 31, 2007, when we had cash, cash equivalents, investments in marketable securities and restricted cash of $3 billion, of which $2.53 billion was unrestricted. The components of our cash and investments balances as of December 31, 2008 and 2007 are as follows (in millions):

	2008	2007
Cash, cash equivalents and short-term investments in marketable securities	$1,054	$2,174
Short and long-term restricted cash	726	468
Long-term investments in marketable securities	187	353

Total cash, cash equivalents, investments in marketable securities and restricted cash	$1,967	$2,995

The 2008 financing transactions described above, which, net of paydowns, contributed $450 million to our unrestricted liquidity position, were more than offset by the following:
•	Cash used in operations to fund losses resulting from record high fuel costs in 2008.

•
$461 million that we posted in collateral in the form of $276 million of cash deposits and $185 million in restricted cash related to letters of credit collateralizing certain counterparties to our fuel hedging transactions.

•	$430 million in cash, net of debt financings, for the acquisition of new aircraft along with non-aircraft capital expenditures to support our RCA initiatives.

•	Additional holdback requirements, reflected in the increase in restricted cash, by certain credit card processors for advance ticket sales for which we have not yet provided air transportation.
Our long-term investments in marketable securities consist of investments in auction rate securities. During 2008, we recorded a decline in the fair value of our auction rate securities of $166 million due to the significant deterioration in the financial markets in 2008. See “Liquidity and Capital Resources” for further discussion of our investments in auction rate securities.
Current Financial Results and Outlook
The net loss for 2008 was $2.22 billion or a loss of $22.11 per share. The average mainline and Express price per gallon of fuel increased 44.1% to $3.18 in 2008 from $2.21 in 2007. As a result, our mainline and Express fuel expense in 2008 was $4.76 billion, an increase of $1.36 billion or 40.1% higher than 2007 on 1% lower capacity. Our mainline and Express fuel costs during 2008 represented 34% of our total operating expenses.
The 2008 results included $356 million of net losses associated with fuel hedging transactions. This included $496 million of net unrealized losses resulting from the application of mark-to-market accounting for changes in the fair value of fuel hedging instruments, offset by $140 million of net realized gains on settled fuel hedge transactions. At December 31, 2008, we have no premium collar fuel hedge transactions in place with respect to 14% of our 2009 projected mainline and Express fuel requirements at a weighted average collar range of $3.41 to $3.61 per gallon of heating oil or $131.15 to $139.55 per barrel of estimated crude oil equivalent. Since the third quarter of 2008, we have not entered into any new transactions as part of our fuel hedging program due to the impact collateral requirements could have on our liquidity resulting from the significant decline in the price of oil and counterparty credit risk arising from global economic uncertainty.
The 2008 results also included a non-cash charge of $622 million to write off all of the goodwill created by the merger of US Airways Group and America West Holdings in September 2005. The goodwill impairment charge is discussed in more detail under “Critical Accounting Policies and Estimates.” We also recorded a $214 million non-cash charge for the other than temporary impairment of our investments in auction rate securities due to the extended period of time that the fair values have been less than cost, which included the $166 million decline in 2008 discussed above as well as $48 million of previously deemed temporary declines recorded to other comprehensive income now deemed other than temporary. See “Liquidity and Capital Resources” for further discussion of our investments in marketable securities.
While the impact of the weakening economic environment on future passenger demand remains uncertain, we believe that the current decline in aviation fuel prices will offset at least some of the potential impacts. We estimate that a one cent per gallon decrease in fuel prices results in a $14 million decrease in our annual fuel expense. As discussed above, we have taken numerous actions to increase revenue, reduce costs and preserve liquidity. We believe these actions have positioned us well for a difficult global economy in 2009.

Customer Service
We are committed to running a successful airline. One of the important ways we do this is by taking care of our customers. We believe that our focus on excellent customer service in every aspect of our operations, including personnel, flight equipment, inflight and ancillary amenities, on-time performance, flight completion ratios and baggage handling, will strengthen customer loyalty and attract new customers.
Throughout 2007 and 2008, we implemented several ongoing initiatives to improve operational performance, including lengthening the operating day at our hubs, lowering utilization, increasing the number of designated spare aircraft in order to ensure operational reliability and implementing new baggage handling software and handheld baggage scanners. The implementation of these initiatives along with other performance improvement initiatives resulted in an improved trend in operational performance.
For the year 2008, our 80.1% on-time performance ranked first among the big six hub and spoke carriers and second among the ten largest U.S. airlines as measured by the DOT’s Consumer Air Travel Report. In addition, our mishandled baggage ratio per 1,000 passengers improved dramatically to 4.77, representing more than a 40% improvement from our 2007 rate of 8.47. Our rate of customer complaints filed with the DOT per 100,000 passengers also improved, decreasing to 2.01 in 2008 from 3.16 in 2007.
We reported the following combined operating statistics to the DOT for mainline operations for the years ended December 31, 2008, 2007 and 2006:

	Full Year
	2008	2007	2006
On-time performance (a)	80.1	68.7	76.9
Completion factor (b)	98.5	98.2	98.9
Mishandled baggage (c)	4.77	8.47	7.88
Customer complaints (d)	2.01	3.16	1.36

(a)	Percentage of reported flight operations arriving on time as defined by the DOT.

(b)	Percentage of scheduled flight operations completed.

(c)	Rate of mishandled baggage reports per 1,000 passengers.

(d)	Rate of customer complaints filed with the DOT per 100,000 passengers.

US Airways Group’s Results of Operations
In 2008, we realized an operating loss of $1.8 billion and a loss before income taxes of $2.22 billion. The 2008 loss was driven by record high fuel prices as the average mainline and Express price per gallon of fuel was 44.1% higher in 2008 as compared to 2007. Our 2008 results were also impacted by recognition of the following items:
•	a $622 million non-cash charge to write off all of the goodwill created by the merger of US Airways Group and America West Holdings in September 2005.

•
$214 million in other than temporary non-cash impairment charges included in nonoperating expense for our investments in auction rate securities primarily driven by the length of time and extent to which the fair value has been less than cost for these securities.

•
$496 million of net unrealized losses resulting from the application of mark-to-market accounting for changes in the fair value of fuel hedging instruments, offset by $140 million of net realized gains on settled fuel hedge transactions. The net unrealized losses were primarily driven by the significant decrease in the price of oil in the latter part of 2008. We are required to use mark-to-market accounting as our existing fuel hedging instruments do not meet the requirements for hedge accounting established by SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” If these instruments had qualified for hedge accounting treatment, any unrealized gains or losses, including the $496 million discussed above, would have been deferred in other comprehensive income, a component of stockholders’ equity, until the jet fuel is purchased and the underlying fuel hedging instrument is settled. Given the market volatility of jet fuel, the fair value of these fuel hedging instruments is expected to change until settled.

•
$76 million of net special charges, consisting of $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with our Boeing 737 aircraft fleet and as a result of our capacity reductions, $14 million in lease return costs and penalties related to certain Airbus aircraft and $9 million in severance charges.

•
$8 million in gains on forgiveness of debt, offset by $7 million in write offs of debt discount and debt issuance costs due to the refinancing of certain aircraft equipment notes and certain loan prepayments in connection with our 2008 financing transactions, all included in nonoperating expense.

In 2007, we realized operating income of $533 million and income before income taxes of $430 million. Our 2007 results were impacted by recognition of the following items:
•
$187 million of net unrealized gains resulting from the application of mark-to-market accounting for changes in the fair value of fuel hedging instruments as well as $58 million of net realized gains on settled fuel hedge transactions.

•	$99 million of net special charges due to merger related transition expenses.

•	a $99 million charge for an increase to long-term disability obligations for US Airways’ pilots as a result of a change in the FAA mandated retirement age for pilots from 60 to 65.

•
$7 million in tax credits due to an IRS rule change allowing us to recover certain fuel usage tax amounts for years 2003-2006, $9 million of insurance settlement proceeds related to business interruption and property damages incurred as a result of Hurricane Katrina in 2005 and a $5 million Piedmont pilot pension curtailment gain related to the FAA mandated pilot retirement age change discussed above. These gains were offset in part by $5 million in charges related to reduced flying from Pittsburgh.

•
an $18 million write off of debt issuance costs in connection with the refinancing of the $1.25 billion GE loan in March 2007 and $10 million in other than temporary impairment charges for our investments in auction rate securities, offset by a $17 million gain recognized on the sale of stock in ARINC Incorporated, all included in nonoperating expense.

In 2006, we realized operating income of $558 million and income before income taxes and cumulative effect of change in accounting principle of $386 million. Our 2006 results were impacted by recognition of the following items:
•
$70 million of net unrealized losses resulting from the application of mark-to-market accounting for changes in the fair value of fuel hedging instruments as well as $9 million of net realized losses on settled fuel hedge transactions.

•
$27 million of net special charges, consisting of $131 million of merger related transition expenses, offset by a $90 million credit related to the restructuring of the then existing Airbus aircraft order and $14 million of credits related to the settlement of certain bankruptcy-related claims.

•
$6 million of expense related to prepayment penalties and $5 million in accelerated amortization of debt issuance costs in connection with the refinancing of the loan previously guaranteed by the ATSB and two loans previously provided to AWA by GECC, $17 million in payments in connection with the inducement to convert $70 million of the 7% Senior Convertible Notes to common stock and a $14 million write off of debt discount and issuance costs associated with those converted notes, offset by $8 million of interest income earned by AWA on certain prior year federal income tax refunds, all included in nonoperating expense.

We reported a loss in 2008, which increased our net operating loss carryforwards (“NOL”), and have not recorded a tax provision for 2008. As of December 31, 2008, we have approximately $1.49 billion of gross NOL to reduce future federal taxable income. Of this amount, approximately $1.44 billion is available to reduce federal taxable income in the calendar year 2009. The NOL expires during the years 2022 through 2028. Our deferred tax asset, which includes $1.41 billion of the NOL discussed above, has been subject to a full valuation allowance. We also have approximately $77 million of tax-effected state NOL at December 31, 2008.
At December 31, 2008, the federal valuation allowance is $564 million, all of which will reduce future tax expense when recognized. The state valuation allowance is $82 million, of which $58 million was established through the recognition of tax expense. The remaining $24 million was established in purchase accounting. Effective January 1, 2009, we adopted SFAS No. 141R, “Business Combinations.” In accordance with SFAS No. 141R, all future decreases in the valuation allowance established in purchase accounting will be recognized as a reduction in tax expense. In addition, we have $23 million and $2 million, respectively, of unrealized federal and state tax benefit related to amounts recorded in other comprehensive income.
For the year ended December 31, 2007, we utilized NOL to reduce our income tax obligation. Utilization of this NOL results in a corresponding decrease in the valuation allowance. As this valuation allowance was established through the recognition of tax expense, the decrease in valuation allowance offsets our tax provision dollar for dollar. We recognized $7 million of non-cash state income tax expense for the year ended December 31, 2007, as we utilized NOL that was generated by US Airways prior to the merger. As this was acquired NOL, the decrease in the valuation allowance associated with this NOL reduced goodwill instead of the provision for income taxes.
For the year ended December 31, 2006, we recognized $85 million of non-cash income tax expense, as we utilized NOL that was generated by US Airways prior to the merger. We also recorded Alternative Minimum Tax liability (“AMT”) tax expense of $10 million. In most cases, the recognition of AMT does not result in tax expense. However, as discussed above, since our NOL was subject to a full valuation allowance, any liability for AMT is recorded as tax expense. We also recorded $2 million of state income tax provision in 2006 related to certain states where NOL was not available to be used.

The table below sets forth our selected mainline operating data:

				Percent		Percent
	Year Ended December 31,			Change		Change
	2008	2007	2006	2008-2007		2007-2006
Revenue passenger miles (millions) (a)	60,570	61,262	60,689	(1.1)		0.9
Available seat miles (millions) (b)	74,151	75,842	76,983	(2.2)		(1.5)
Passenger load factor (percent) (c)	81.7	80.8	78.8	0.9	pts	2.0	pts
Yield (cents) (d)	13.51	13.28	13.13	1.7		1.2
Passenger revenue per available seat mile (cents) (e)	11.04	10.73	10.35	2.9		3.7
Operating cost per available seat mile (cents) (f)	14.66	11.30	10.96	29.7		3.1
Passenger enplanements (thousands) (g)	54,820	57,871	57,345	(5.3)		0.9
Departures (thousands)	496	525	542	(5.5)		(3.1)
Aircraft at end of period	354	356	359	(0.6)		(0.8)
Block hours (thousands) (h)	1,300	1,343	1,365	(3.3)		(1.6)
Average stage length (miles) (i)	955	925	927	3.3		(0.3)
Average passenger journey (miles) (j)	1,554	1,489	1,478	4.4		0.7
Fuel consumption (gallons in millions)	1,142	1,195	1,210	(4.4)		(1.3)
Average aircraft fuel price including related taxes (dollars per gallon)	3.17	2.20	2.08	43.9		5.8
Full-time equivalent employees at end of period	32,671	34,437	34,077	(5.1)		1.1

(a)	Revenue passenger mile (“RPM”) — A basic measure of sales volume. A RPM represents one passenger flown one mile.

(b)	Available seat mile (“ASM”) — A basic measure of production. An ASM represents one seat flown one mile.

(c)	Passenger load factor — The percentage of available seats that are filled with revenue passengers.

(d)	Yield — A measure of airline revenue derived by dividing passenger revenue by revenue passenger miles and expressed in cents per mile.

(e)	Passenger revenue per available seat mile (“PRASM”) — Total passenger revenues divided by total available seat miles.

(f)	Operating cost per available seat mile (“CASM”) — Total mainline operating expenses divided by total available seat miles.

(g)	Passenger enplanements — The number of passengers on board an aircraft including local, connecting and through passengers.

(h)
Block hours — The hours measured from the moment an aircraft first moves under its own power, including taxi time, for the purposes of flight until the aircraft is docked at the next point of landing and its power is shut down.

(i)	Average stage length — The average of the distances flown on each segment of every route.

(j)	Average passenger journey — The average one-way trip measured in statute miles for one passenger origination.

2008 Compared With 2007
Operating Revenues:

			Percent
	2008	2007	Change
	(In millions)
Operating revenues:
Mainline passenger	$8,183	$8,135	0.6
Express passenger	2,879	2,698	6.7
Cargo	144	138	3.7
Other	912	729	25.3

Total operating revenues	$12,118	$11,700	3.6

Total operating revenues in 2008 were $12.12 billion as compared to $11.7 billion in 2007. Mainline passenger revenues were $8.18 billion in 2008, as compared to $8.14 billion in 2007. RPMs decreased 1.1% as mainline capacity, as measured by ASMs, decreased 2.2%, resulting in a 0.9 point increase in load factor to 81.7%. Passenger yield increased 1.7% to 13.51 cents in 2008 from 13.28 cents in 2007. PRASM increased 2.9% to 11.04 cents in 2008 from 10.73 cents in 2007. Yield and PRASM increased in 2008 due principally to strong passenger demand, continued capacity and pricing discipline and fare increases in substantially all markets during 2008.
Express passenger revenues were $2.88 billion in 2008, an increase of $181 million from the 2007 period. Express capacity, as measured by ASMs, increased 5.6% in 2008 due principally to the year-over-year increase in capacity purchased from an affiliate Express carrier. Express RPMs increased by 5.1% on this higher capacity resulting in a 0.4 point decrease in load factor to 72.6%. Passenger yield increased by 1.6% to 26.52 cents in 2008 from 26.12 cents in 2007. PRASM increased 1% to 19.26 cents in 2008 from 19.06 cents in 2007. The increase in Express yield and PRASM are the result of the same favorable industry pricing environment discussed in the mainline operations above.
Other revenues were $912 million in 2008, an increase of $183 million from 2007 due primarily to our new revenue initiatives, principally our first and second checked bag fees, which were implemented in the third quarter of 2008.
Operating Expenses:

			Percent
	2008	2007	Change
	(In millions)
Operating expenses:
Aircraft fuel and related taxes	$3,618	$2,630	37.6
Loss (gain) on fuel hedging instruments, net:
Realized	(140)	(58)	nm
Unrealized	496	(187)	nm
Salaries and related costs	2,231	2,302	(3.1)
Aircraft rent	724	727	(0.4)
Aircraft maintenance	783	635	23.2
Other rent and landing fees	562	536	4.9
Selling expenses	439	453	(3.2)
Special items, net	76	99	(23.2)
Depreciation and amortization	215	189	13.7
Goodwill impairment	622	—	nm
Other	1,243	1,247	(0.2)

Total mainline operating expenses	10,869	8,573	26.8
Express expenses:
Fuel	1,137	765	48.6
Other	1,912	1,829	4.5

Total Express operating expense	3,049	2,594	17.5

Total operating expenses	$13,918	$11,167	24.6

Total operating expenses were $13.92 billion in 2008, an increase of $2.75 billion or 24.6% compared to 2007. Mainline operating expenses were $10.87 billion in 2008, an increase of $2.3 billion or 26.8% from 2007, while ASMs decreased 2.2%. Mainline CASM increased 29.7% to 14.66 cents in 2008 from 11.3 cents in 2007. The 2008 period included a $622 million non-cash charge to write off all of the goodwill created by the merger of US Airways Group and America West Holdings in September 2005, which contributed 0.84 cents to our mainline CASM for 2008. The remaining period over period increase in CASM was driven principally by increases in aircraft fuel costs ($988 million or 1.41 cents per ASM) and a net loss on fuel hedging instruments ($356 million) in 2008 compared to a net gain ($245 million) in 2007, which accounted for 0.8 cents per ASM. The net unrealized losses during 2008 were driven by the significant decline in the price of oil in the latter part of 2008.
The 2008 period also included $76 million of net special charges, consisting of $35 million of merger related transition expenses, $18 million in non-cash charges related to the decline in fair value of certain spare parts associated with our Boeing 737 aircraft fleet and as a result of our capacity reductions, $14 million in lease return costs and penalties related to certain Airbus aircraft and $9 million in charges related to involuntary furloughs as well as terminations of non-union administrative and management staff. This compares to net special charges of $99 million in the 2007 period due to merger related transition expenses.
The table below sets forth the major components of our mainline CASM for the years ended December 31, 2008 and 2007:

	Year Ended
	December 31,		Percent
	2008	2007	Change
	(In cents)
Mainline CASM:
Aircraft fuel and related taxes	4.88	3.47	40.7
Loss (gain) on fuel hedging instruments, net	0.48	(0.32)	nm
Salaries and related costs	3.01	3.03	(0.8)
Aircraft rent	0.98	0.96	2.2
Aircraft maintenance	1.05	0.84	25.4
Other rent and landing fees	0.76	0.70	7.6
Selling expenses	0.59	0.60	(1.2)
Special items, net	0.10	0.13	(23.2)
Depreciation and amortization	0.29	0.25	16.4
Goodwill impairment	0.84	—	nm
Other	1.68	1.64	2.2

Total mainline CASM	14.66	11.30	29.7

Significant changes in the components of mainline operating expense per ASM are as follows:
•
Aircraft fuel and related taxes per ASM increased 40.7% due primarily to a 43.9% increase in the average price per gallon of fuel to a record high $3.17 in 2008 from $2.20 in 2007, offset by a 4.4% decrease in gallons consumed.

•
Loss (gain) on fuel hedging instruments, net per ASM fluctuated from a gain of 0.32 cents in 2007 to a loss of 0.48 cents in 2008. The net loss in the 2008 period is the result of net unrealized losses of $496 million on open fuel hedge transactions, offset by $140 million of net realized gains on settled fuel hedge transactions. Our fuel hedging program uses no premium collars, which establish an upper and lower limit on heating oil futures prices, to provide protection from fuel price risks. We use heating oil as it is a commodity with prices that are generally highly correlated with jet fuel prices. We recognized net gains from our fuel hedging program in the first half of 2008 as the price of heating oil exceeded the upper limit on certain of our collar transactions. However, the significant decline in the price of oil in the latter part of 2008 generated unrealized losses on certain open fuel hedge transactions as the price of heating oil fell below the lower limit of those collar transactions.

•	Aircraft maintenance expense per ASM increased 25.4% due principally to increases in the number of engine and landing gear overhauls performed in 2008 as compared to 2007.

•	Other rent and landing fees per ASM increased 7.6% due primarily to increases in rental rates at certain airports in the 2008 period as compared to the 2007 period.

•	Depreciation and amortization per ASM increased 16.4% due to the acquisition of 14 Embraer aircraft and five Airbus aircraft in 2008, which increased depreciation expense on owned aircraft.

Total Express expenses increased 17.5% in 2008 to $3.05 billion from $2.59 billion in 2007. Express fuel costs increased $372 million as the average fuel price per gallon increased 44.8% from $2.23 in 2007 to a record high $3.23 in 2008. Other Express operating expenses increased $83 million year-over-year as a result of the 5.6% increase in Express capacity in 2008.
Nonoperating Income (Expense):

			Percent
	2008	2007	Change
	(In millions)
Nonoperating income (expense):
Interest income	$83	$172	(51.6)
Interest expense, net	(258)	(277)	(6.9)
Other, net	(240)	2	nm

Total nonoperating expense, net	$(415)	$(103)	nm

Net nonoperating expense was $415 million in 2008 as compared to $103 million in 2007. Interest income decreased $89 million in 2008 due to lower average investment balances and lower rates of return. Interest expense, net decreased $19 million due primarily to reductions in average interest rates associated with variable rate debt, partially offset by an increase in the average debt balance outstanding as compared to the 2007 period.
Other nonoperating expense, net in 2008 included $214 million in other than temporary impairment charges for our investments in auction rate securities primarily due to the length of time and extent to which the fair value has been less than cost for these securities. We also recognized $25 million in foreign currency losses related to transactions denominated in foreign currencies and $7 million in write offs of debt discount and debt issuance costs in connection with the refinancing of certain aircraft equipment notes and certain loan prepayments in connection with our 2008 financing transactions, offset in part by $8 million in gains on forgiveness of debt. Other nonoperating expense, net in 2007 included an $18 million write off of debt issuance costs in connection with the refinancing of the GE loan in March 2007 as well as a $10 million other than temporary impairment charge for our investments in auction rate securities, offset by a $17 million gain on the sale of stock in ARINC Incorporated and $7 million in foreign currency gains related to transactions denominated in foreign currencies. The impairment charges on auction rate securities are discussed in more detail under “Liquidity and Capital Resources.”

2007 Compared With 2006
Operating Revenues:

			Percent
	2007	2006	Change
	(In millions)
Operating revenues:
Mainline passenger	$8,135	$7,966	2.1
Express passenger	2,698	2,744	(1.7)
Cargo	138	153	(9.4)
Other	729	694	4.9

Total operating revenues	$11,700	$11,557	1.2

Total operating revenues in 2007 were $11.7 billion as compared to $11.56 billion in 2006. Mainline passenger revenues were $8.14 billion in 2007, as compared to $7.97 billion in 2006. RPMs increased 0.9% as mainline capacity, as measured by ASMs, decreased 1.5%, resulting in a 2.0 point increase in load factor to 80.8%. Passenger yield increased 1.2% to 13.28 cents in 2007 from 13.13 cents in 2006. PRASM increased 3.7% to 10.73 cents in 2007 from 10.35 cents in 2006. The increases in yield and PRASM are due principally to the strong revenue environment in 2007 resulting from reductions in industry capacity and continued capacity and pricing discipline, industry wide fare increases during the 2007 period and higher passenger demand.
Express passenger revenues were $2.7 billion in 2007, a decrease of $46 million from the 2006 period. Express capacity, as measured by ASMs, decreased 5% in 2007, due primarily to planned reductions in Express flying during 2007. Express RPMs decreased by 2.6% on lower capacity resulting in a 1.8 point increase in load factor to 73%. Passenger yield increased by 1% to 26.12 cents in 2007 from 25.86 cents in 2006. PRASM increased 3.5% to 19.06 cents in 2007 from 18.42 cents in 2006.
Cargo revenues were $138 million in 2007, a decrease of $15 million from the 2006 period due to decreases in domestic mail and freight volumes. Other revenues were $729 million in 2007, an increase of $35 million from the 2006 period. The increase in other revenues was primarily driven by an increase in revenue associated with higher fuel sales to pro-rate carriers through MSC.
Operating Expenses:

			Percent
	2007	2006	Change
	(In millions)
Operating expenses:
Aircraft fuel and related taxes	$2,630	$2,518	4.4
Loss (gain) on fuel hedging instruments, net:
Realized	(58)	9	nm
Unrealized	(187)	70	nm
Salaries and related costs	2,302	2,090	10.1
Aircraft rent	727	732	(0.6)
Aircraft maintenance	635	582	9.1
Other rent and landing fees	536	568	(5.7)
Selling expenses	453	446	1.6
Special items, net	99	27	nm
Depreciation and amortization	189	175	8.2
Other	1,247	1,223	2.0

Total mainline operating expenses	8,573	8,440	1.6
Express expenses:
Fuel	765	764	0.1
Other	1,829	1,795	1.9

Total Express operating expenses	2,594	2,559	1.4

Total operating expenses	$11,167	$10,999	1.5

Total operating expenses were $11.17 billion in 2007, an increase of $168 million or 1.5% compared to 2006. Mainline operating expenses were $8.57 billion in 2007, an increase of $133 million or 1.6% from 2006, while ASMs decreased 1.5%. Mainline CASM increased 3.1% to 11.3 cents in 2007 from 10.96 cents in 2006. The period over period increase in CASM was driven principally by higher salaries and related costs ($212 million or 0.32 cents per ASM), due primarily to increased headcount associated with our operational improvement plan and a $99 million charge to increase our obligation for long-term disability as a result of a change in the FAA mandated retirement age for certain pilots, and an increase in aircraft fuel costs ($112 million or 0.2 cents per ASM), due to a 5.8% increase in the average price per gallon of fuel in 2007. These increases were offset in part by gains on fuel hedging instruments ($245 million) in the 2007 period as compared to losses in the 2006 period ($79 million), which accounted for 0.42 cents per ASM.
The 2007 period also included net charges from special items of $99 million, primarily due to merger related transition expenses. This compares to net charges from special items of $27 million in 2006, which included $131 million of merger related transition expenses, offset by a $90 million credit related to the restructuring of the then existing Airbus aircraft order and $14 million of credits related to the settlement of certain bankruptcy-related claims.
The table below sets forth the major components of our mainline CASM for the years ended December 31, 2007 and 2006:

	Year Ended
	December 31,		Percent
	2007	2006	Change
	(In cents)
Mainline CASM:
Aircraft fuel and related taxes	3.47	3.27	6.0
Loss (gain) on fuel hedging instruments, net	(0.32)	0.10	nm
Salaries and related costs	3.03	2.71	11.8
Aircraft rent	0.96	0.95	0.9
Aircraft maintenance	0.84	0.75	10.8
Other rent and landing fees	0.70	0.74	(4.3)
Selling expenses	0.60	0.58	3.1
Special items, net	0.13	0.04	nm
Depreciation and amortization	0.25	0.23	9.9
Other	1.64	1.59	3.5

Total Mainline CASM	11.30	10.96	3.1

Significant changes in the components of mainline operating expense per ASM are as follows:
•	Aircraft fuel and related taxes per ASM increased 6% due primarily to a 5.8% increase in the average price per gallon of fuel to $2.20 in 2007 from $2.08 in 2006.

•
Loss (gain) on fuel hedging instruments, net per ASM fluctuated from a loss of 0.10 cents in 2006 to a gain of 0.32 cents in 2007. The net gain in the 2007 period is the result of net unrealized gains of $187 million on open fuel hedge transactions as well as $58 million of net realized gains on settled fuel hedge transactions. We recognized net gains from our fuel hedging program in 2007 as the price of heating oil exceeded the upper limit on certain of our collar transactions.

•
Salaries and related costs per ASM increased 11.8% due to a $99 million charge for an increase to long-term disability obligations for US Airways’ pilots as a result of a change in the FAA mandated retirement age for pilots from 60 to 65 as well as a period over period increase in headcount, principally in fleet and passenger service employees as part of our initiative to improve operational performance, and increases in employee benefits as a result of higher medical claims due to general inflationary cost increases.

•
Aircraft maintenance expense per ASM increased 10.8% due principally to an increase in the number of overhauls performed on engines not subject to power by the hour maintenance agreements as well as an increase in the volume of seat overhauls and thrust reverser repairs in the 2007 period compared to the 2006 period.

•
Depreciation and amortization per ASM increased 9.9% due to the acquisition of nine Embraer 190 aircraft and equipment to support flight operations in 2007, which increased depreciation expense on owned aircraft and equipment.

Total Express expenses increased 1.4% in 2007 to $2.59 billion from $2.56 billion in 2006, as other Express operating expenses increased $34 million. Express fuel costs remained consistent period over period as the average fuel price per gallon increased 4.2% from $2.14 in the 2006 period to $2.23 in the 2007 period, which was offset by a 4% decrease in gallons consumed as block hours were down 6.2% in the 2007 period due to planned reductions in Express flying. Other Express operating expenses increased as a result of higher rates paid under certain capacity purchase agreements due to contractually scheduled rate changes.

Nonoperating Income (Expense):

			Percent
	2007	2006	Change
	(In millions)
Nonoperating income (expense):
Interest income	$172	$153	12.5
Interest expense, net	(277)	(301)	(8.0)
Other, net	2	(24)	nm

Total nonoperating expense, net	$(103)	$(172)	(39.9)

Net nonoperating expense was $103 million in 2007 as compared to $172 million in 2006. Interest income increased $19 million in 2007 due to higher average cash balances and higher average rates of return on investments. Interest expense, net decreased $24 million due to the full year effect in 2007 of refinancing the loan formerly guaranteed by the ATSB at lower average interest rates in March 2006, as well as the refinancing of the GE loan at lower average interest rates and the repayment of the Barclays Bank Delaware prepaid miles loan in March 2007.
Other nonoperating income, net in 2007 of $2 million included an $18 million write off of debt issuance costs in connection with the refinancing of the GE loan in March 2007 as well as a $10 million other than temporary impairment charge for our investments in auction rate securities, offset by a $17 million gain on the sale of stock in ARINC Incorporated and $7 million in foreign currency gains related to transactions denominated in foreign currencies. Other nonoperating expense, net in 2006 of $24 million included $6 million of nonoperating expense related to prepayment penalties and $5 million in accelerated amortization of debt issuance costs in connection with the refinancing of the loan formerly guaranteed by the ATSB and two loans previously provided to AWA by GECC as well as $17 million in payments in connection with the inducement to convert $70 million of the 7% Senior Convertible Notes to common stock and a $14 million write off of debt discount and issuance costs associated with those converted notes, offset by $11 million of derivative gains attributable to stock options in Sabre and warrants in a number of companies and $2 million in foreign currency gains related to transactions denominated in foreign currencies.

Liquidity and Capital Resources
As of December 31, 2008, our cash, cash equivalents, investments in marketable securities and restricted cash were $1.97 billion, of which $1.24 billion was unrestricted. Our investments in marketable securities included $187 million of investments in auction rate securities at fair value ($411 million par value) that are classified as noncurrent assets on our consolidated balance sheets.
Investments in Marketable Securities
As of December 31, 2008, we held auction rate securities totaling $411 million at par value, which are classified as available for sale securities and noncurrent assets on our consolidated balance sheets. Contractual maturities for these auction rate securities range from eight to 44 years, with 62% of our portfolio maturing within the next ten years, 10% maturing within the next 20 years, 16% maturing within the next 30 years and 12% maturing thereafter through 2052. The interest rates are reset approximately every 28 days, except one security for which the auction process is currently suspended. Current yields range from 1.76% to 6.08%. With the liquidity issues experienced in the global credit and capital markets, all of our auction rate securities have experienced failed auctions since August 2007. The estimated fair value of these auction rate securities no longer approximates par value. However, we have not experienced any defaults and continue to earn and receive interest at the maximum contractual rates.
We estimated the fair value of these auction rate securities based on the following: (i) the underlying structure of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; (iii) consideration of the probabilities of default, passing a future auction, or repurchase at par for each period; and (iv) estimates of the recovery rates in the event of default for each security. These estimated fair values could change significantly based on future market conditions.
At December 31, 2007, the $411 million par value auction rate securities had a fair value of $353 million, a $58 million decline from par. Of this decline in fair value, $48 million was deemed temporary and an unrealized loss in this amount was recorded to other comprehensive income. We concluded $10 million of the decline was an other than temporary impairment as a single security with subprime exposure experienced a severe decline in fair value during the period. Accordingly, the $10 million impairment charge was recorded to other nonoperating expense, net in the fourth quarter of 2007.
At December 31, 2008, the fair value of our auction rate securities was $187 million, representing a decline in fair value of $166 million from December 31, 2007. The decline in fair value was caused by the significant deterioration in the financial markets in 2008. We concluded that the 2008 decline in fair value of $166 million as well as the previously deemed temporary declines recorded to other comprehensive income of $48 million were now other than temporary. Our conclusion for the other than temporary impairment was due to the length of time and extent to which the fair value has been less than cost for certain securities. All of these securities have experienced failed auctions for a period greater than one year, and there has been no recovery in their fair value. Accordingly, we recorded $214 million in impairment charges in other nonoperating expense, net related to the other than temporary impairment of our auction rate securities. We continue to monitor the market for auction rate securities and consider its impact (if any) on the fair value of our investments. If the current market conditions deteriorate further, we may be required to record additional impairment charges in other nonoperating expense, net in future periods.
We do not anticipate having to sell these securities in order to operate our business. We believe that, based on our current unrestricted cash, cash equivalents and short-term marketable securities balances of $1.05 billion as of December 31, 2008, the current lack of liquidity in our investments in auction rate securities will not have a material impact on our liquidity, our cash flow or our ability to fund our operations.
Aviation Fuel and Derivative Instruments
Because our operations are dependent upon aviation fuel, significant increases in aviation fuel costs materially and adversely affect our liquidity, results of operations and financial condition. Our 2009 forecasted mainline and Express fuel consumption is approximately 1.44 billion gallons, and a one cent per gallon increase in aviation fuel price results in a $14 million annual increase in expense, excluding the impact of hedge transactions.
As of December 31, 2008, we have entered into no premium collars, which establish an upper and lower limit on heating oil futures prices, to protect us from fuel price risks. These transactions are in place with respect to approximately 14% of our projected mainline and Express 2009 fuel requirements at a weighted average collar range of $3.41 to $3.61 per gallon of heating oil or $131.15 to $139.55 per barrel of estimated crude oil equivalent.

The use of such hedging transactions in our fuel hedging program could result in us not fully benefiting from certain declines in heating oil futures prices. As of December 31, 2008, the fair value of our fuel hedging instruments was a net liability of $375 million. Further, these instruments do not provide protection from future price increases unless heating oil prices exceed the call option price of the no premium collar. Although heating oil prices are generally highly correlated with those of jet fuel, the prices of jet fuel may change more or less than heating oil, resulting in a change in fuel expense that is not fully offset by the hedge transactions. As of December 31, 2008, we estimate that a 10% increase in heating oil futures prices would increase the fair value of the hedge transactions by approximately $30 million. We estimate that a 10% decrease in heating oil futures prices would decrease the fair value of the hedge transactions by approximately $30 million. Since we have not entered into any new fuel hedge transactions since the third quarter of 2008, the impact of changes in heating oil futures prices will decrease as existing hedges are settled.
When our fuel hedging derivative instruments are in a net asset position, we are exposed to credit losses in the event of non-performance by counterparties to our fuel hedging derivatives. The amount of such credit exposure is limited to the unrealized gains, if any, on our fuel hedging derivatives. To manage credit risks, we carefully select counterparties, conduct transactions with multiple counterparties which limits our exposure to any single counterparty, and monitor the market position of the program and our relative market position with each counterparty. We also maintain industry-standard security agreements with all of our counterparties which may require the counterparty to post collateral if the value of the fuel hedging derivatives exceeds specified thresholds related to the counterparty’s credit ratings.
When our fuel hedging derivative instruments are in a net liability position, we are exposed to credit risks related to the return of collateral in situations in which we have posted collateral with counterparties for unrealized losses. As of December 31, 2008, we were in a net liability position of $375 million based on the fair value of our fuel hedging derivative instruments due to the significant decline in the price of oil in the latter part of 2008. When possible, in order to mitigate the risk of posting collateral, we provide letters of credit to certain counterparties in lieu of cash. At December 31, 2008, $185 million related to letters of credit collateralizing certain counterparties to our fuel hedging transactions is included in short-term restricted cash. In addition, at December 31, 2008, we had $276 million in cash deposits held by counterparties to our fuel hedging transactions. Since the third quarter of 2008, we have not entered into any new transactions as part of our fuel hedging program due to the impact collateral requirements could have on our liquidity resulting from the significant decline in the price of oil and counterparty credit risk arising from global economic uncertainty.
Further declines in heating oil prices would result in additional collateral requirements with our counterparties, unrealized losses on our existing fuel hedging derivative instruments and realized losses at the time of settlement of these fuel hedging derivative instruments. See also Item 7A. “Quantitative and Qualitative Disclosures About Market Risk.”
Sources and Uses of Cash
US Airways Group
2008 Compared to 2007
Net cash used in operating activities was $980 million in 2008 as compared to net cash provided by operating activities of $451 million in 2007. The period over period decrease of $1.43 billion is due principally to our net loss for 2008, which was driven by record high fuel prices. Our mainline and Express fuel expense, net of realized gains on fuel hedging transactions, was $1.28 billion higher in 2008 than in 2007 on slightly lower capacity. Additionally, the substantial decrease in the price of fuel in the latter part of 2008, while a significant positive development, had the near term liquidity impact of reducing our operating cash flow by $461 million as we were required to post collateral in the form of cash deposits and letters of credit we issued in connection with no premium collars entered into as part of our fuel hedging program. This compares to the same period in 2007 when we received the return of fuel hedging collateral of $48 million from our counterparties. The increase in fuel costs and fuel hedge collateral was partially offset by an increase in revenue of $418 million due to a 3.1% increase in mainline and Express PRASM and our new revenue initiatives that went into effect in 2008.
Net cash used in investing activities was $915 million in 2008 as compared to net cash provided by investing activities of $269 million in 2007. Principal investing activities in 2008 included expenditures for property and equipment totaling $929 million, including the purchase of 14 Embraer 190 aircraft and five Airbus A321 aircraft, a $139 million increase in equipment purchase deposits for certain aircraft on order and a $74 million increase in restricted cash, offset in part by net sales of investments in marketable securities of $206 million. The change in the restricted cash balance for the 2008 period was due to changes in the amount of holdback held by certain credit card processors for advance ticket sales for which we had not yet provided air transportation. Principal investing activities in 2007 included net sales of investments in marketable securities of $612 million, a decrease in restricted cash of $200 million and $56 million in proceeds from the sale of investments in ARINC and Sabre, offset in part by expenditures for property and equipment totaling $523 million, including the purchase of nine Embraer 190 aircraft, and an increase in equipment purchase deposits of $80 million. The net sales of investments in marketable securities in the 2007 period were primarily certain auction rate securities sold at par value in the third quarter of 2007. The change in the restricted cash balances for the 2007 period was due to changes in the amounts of holdback held by certain credit card processors.

Net cash provided by financing activities was $981 million and $112 million in 2008 and 2007, respectively. Principal financing activities in 2008 included proceeds from the issuance of debt of $1.59 billion, of which $800 million was from the series of financing transactions completed in October 2008. See further discussion of these transactions under “Commitments.” Proceeds also included $521 million to finance the acquisition of 14 Embraer 190 aircraft and five Airbus A321 aircraft and $145 million in proceeds from the refinancing of certain aircraft equipment notes. Debt repayments were $734 million, including a $400 million paydown at par of our Citicorp credit facility, a $100 million prepayment of certain indebtedness incurred as part of our financing transactions completed in October 2008 and $97 million related to the $145 million aircraft equipment note refinancing discussed above. Proceeds from the issuance of common stock, net were $179 million as we completed an underwritten public stock offering of 21.85 million common shares issued at an offering price of $8.50 per share during the third quarter of 2008. Principal financing activities in 2007 included proceeds from the issuance of debt of $1.8 billion, including $1.6 billion generated from the Citicorp credit facility and proceeds from property and equipment financings. Debt repayments were $1.68 billion and, using the proceeds from the Citicorp credit facility, included the repayment in full of the balances outstanding on the $1.25 billion GE loan, the Barclays Bank Delaware prepaid miles loan of $325 million and a GECC credit facility of $19 million.
2007 Compared to 2006
Net cash provided by operating activities was $451 million and $643 million in 2007 and 2006, respectively, a decrease of $192 million. The period over period decrease was due principally to higher expenses in 2007 compared to 2006 related to an increase in salaries and benefits of $212 million, aircraft maintenance of $53 million and mainline and Express fuel costs, net of realized fuel hedging gains and losses, of $46 million, offset by an increase in revenue of $143 million.
Net cash provided by investing activities in 2007 was $269 million as compared to net cash used in investing activities of $903 million in 2006. Principal investing activities in 2007 included net sales of investments in marketable securities of $612 million, a decrease in restricted cash of $200 million and $56 million in proceeds from the sale of investments in ARINC and Sabre, offset in part by expenditures for property and equipment totaling $523 million, including the purchase of nine Embraer 190 aircraft, and an increase in equipment purchase deposits of $80 million. The net sales of investments in marketable securities in the 2007 period were primarily certain auction rate securities sold at par value in the third quarter of 2007. Principal investing activities in 2006 included net purchases of investments in marketable securities of $798 million, expenditures for property and equipment totaling $232 million, including the purchase of three Boeing 757-200 and two Embraer 190 aircraft, and a decrease in restricted cash of $128 million. Changes in the restricted cash balances for the 2007 and 2006 periods are due to changes in the amounts of holdback held by certain credit card processors.
Net cash provided by financing activities was $112 million and $251 million in 2007 and 2006, respectively. Principal financing activities in 2007 included proceeds from the issuance of debt of $1.8 billion, including $1.6 billion generated from the Citicorp credit facility and proceeds from property and equipment financings. Debt repayments were $1.68 billion and, using the proceeds from the Citicorp credit facility, included the repayment in full of the balances outstanding on the $1.25 billion GE loan, the Barclays Bank Delaware prepaid miles loan of $325 million and a GECC credit facility of $19 million. Principal financing activities in 2006 included proceeds from the issuance of debt of $1.42 billion, which included borrowings of $1.25 billion under the GE loan, a $64 million draw on an Airbus loan and $92 million of equipment notes issued to finance the acquisition of property and equipment. Debt repayments totaled $1.19 billion and, using the proceeds from the GE loan, included the repayment in full of the balances outstanding on the ATSB loans of $801 million, Airbus loans of $161 million and two GECC term loans of $110 million. We also made a $17 million payment in 2006 related to the partial conversion of the 7% Senior Convertible Notes.

Commitments
As of December 31, 2008, we had $4.15 billion of long-term debt and capital leases (including current maturities and before discount on debt).
Citicorp Credit Facility
On March 23, 2007, US Airways Group entered into a term loan credit facility with Citicorp North America, Inc., as administrative agent, and a syndicate of lenders pursuant to which US Airways Group borrowed an aggregate principal amount of $1.6 billion. US Airways, AWA and certain other subsidiaries of US Airways Group are guarantors of the Citicorp credit facility.
The Citicorp credit facility bears interest at an index rate plus an applicable index margin or, at our option, LIBOR plus an applicable LIBOR margin for interest periods of one, two, three or six months. The applicable index margin, subject to adjustment, is 1.00%, 1.25% or 1.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or between $1 billion and $1.6 billion, respectively. The applicable LIBOR margin, subject to adjustment, is 2.00%, 2.25% or 2.50% if the adjusted loan balance is less than $600 million, between $600 million and $1 billion, or between $1 billion and $1.6 billion, respectively. In addition, interest on the Citicorp credit facility may be adjusted based on the credit rating for the Citicorp credit facility as follows: (i) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least one subgrade better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be the lower of 2.25% and the rate otherwise applicable based upon the adjusted Citicorp credit facility balance and (B) the applicable index margin will be the lower of 1.25% and the rate otherwise applicable based upon the Citicorp credit facility principal balance, and (ii) if the credit ratings of the Citicorp credit facility by Moody’s and S&P in effect as of the last day of the most recently ended fiscal quarter are both at least two subgrades better than the credit ratings in effect on March 23, 2007, then (A) the applicable LIBOR margin will be 2.00% and (B) the applicable index margin will be 1.00%. As of December 31, 2008, the interest rate on the Citicorp credit facility was 2.97% based on a 2.50% LIBOR margin.
The Citicorp credit facility matures on March 23, 2014, and is repayable in seven annual installments with each of the first six installments to be paid on each anniversary of the closing date in an amount equal to 1% of the initial aggregate principal amount of the loan and the final installment to be paid on the maturity date in the amount of the full remaining balance of the loan.
In addition, the Citicorp credit facility requires certain mandatory prepayments upon the occurrence of certain events, establishes certain financial covenants, including minimum cash requirements and maintenance of certain minimum ratios, contains customary affirmative covenants and negative covenants and contains customary events of default. Prior to the amendment discussed below, the Citicorp credit facility required us to maintain consolidated unrestricted cash and cash equivalents of not less than $1.25 billion, with not less than $750 million (subject to partial reductions upon certain reductions in the outstanding principal amount of the loan) of that amount held in accounts subject to control agreements, which would become restricted for use by us if certain adverse events occur per the terms of the agreement.
On October 20, 2008, US Airways Group entered into an amendment to the Citicorp credit facility. Pursuant to the amendment, we repaid $400 million of indebtedness under the credit facility, reducing the principal amount outstanding under the credit facility to approximately $1.18 billion as of December 31, 2008. The Citicorp credit facility amendment also provides for a reduction in the amount of unrestricted cash required to be held by us from $1.25 billion to $850 million, and we may, prior to September 30, 2009, further reduce that minimum requirement to a minimum of $750 million on a dollar-for-dollar basis for any additional repayments of up to $100 million of indebtedness under the credit facility. The Citicorp credit facility amendment also provides that we may sell, finance or otherwise pledge assets that were pledged as collateral under the credit facility, so long as we prepay the indebtedness under the credit facility in an amount equal to 75% of the appraised value of the collateral sold or financed or assigned or 75% of the collateral value of eligible accounts (determined in accordance with the credit facility) sold or financed in such transaction. In addition, the Citicorp credit facility amendment provides that we may issue debt in the future with a silent second lien on the assets pledged as collateral under the Citicorp credit facility. As of December 31, 2008, we were in compliance with all debt covenants under the amended credit facility.

Credit Card Processing Agreements
We have agreements with companies that process customer credit card transactions for the sale of air travel and other services. Credit card processors have financial risk associated with tickets purchased for travel because, although the processor generally forwards the cash related to the purchase to us soon after the purchase is completed, the air travel generally occurs after that time, and the processor may have liability if we do not ultimately provide the air travel. Our agreements allow these processing companies, under certain conditions, to hold an amount of our cash (referred to as a “holdback”) equal to a portion of advance ticket sales that have been processed by that company, but for which we have not yet provided the air transportation. These holdback requirements can be modified at the discretion of the processing companies, up to the estimated liability for future air travel purchased with the respective credit cards, upon the occurrence of specified events, including material adverse changes in our financial condition. The amount that the processing companies may withhold also varies as a result of changes in financial risk due to seasonal fluctuations in ticket volume. Additional holdback requirements will reduce our liquidity in the form of unrestricted cash and short-term investments by the amount of the holdbacks.
October 2008 Financing Transactions
On October 20, 2008, we completed a series of financial transactions which raised approximately $810 million in gross proceeds. Below is a discussion of the significant transactions comprising this amount.
Effective as of October 20, 2008, US Airways Group entered into an amendment to its co-branded credit card agreement with Barclays Bank Delaware. The amendment provides for, among other things, the pre-purchase of frequent flyer miles in an amount totaling $200 million, which amount was paid by Barclays in October 2008. The amendment also provides that so long as any pre-purchased miles are outstanding, we will pay interest to Barclays on the outstanding dollar amount of the pre-purchased miles at the rate of LIBOR plus a margin.
The amendment to the co-branded credit card agreement provides that Barclays will compensate us for fees earned using pre-purchased miles. In addition, the amendment provides that for each month that certain conditions are met, Barclays will pre-purchase additional miles on a monthly basis in an amount equal to the difference between $200 million and the amount of unused miles then outstanding. The conditions include a requirement that we maintain an unrestricted cash balance, subject to certain circumstances, of at least $1.5 billion each month, which was reduced to $1.4 billion for January 2009 and $1.45 billion for February 2009, with the unrestricted cash balance in all cases including certain fuel hedge collateral. The reductions addressed the impact on our unrestricted cash of our obligations to post significant amounts of collateral with our fuel hedging counterparties due to recent rapid declines in fuel prices.
Prior to the second anniversary of the date of the amendment, the $200 million cap on Barclays’ pre-purchase obligation may be reduced if certain conditions are not met. Commencing on that second anniversary, the $200 million cap will be reduced over a period of approximately two years until such time as no pre-purchased miles remain; however, the time of reduction of the cap may be accelerated if certain conditions are not met. We may repurchase any or all of the pre-purchased miles at any time, from time to time, without penalty.
Pursuant to the amendment to the co-branded credit card agreement, the expiration date of the agreement was extended to 2017.
On October 20, 2008, US Airways and Airbus entered into amendments to the A320 Family Aircraft Purchase Agreement, the A330 Aircraft Purchase Agreement, and the A350 XWB Purchase Agreement. In exchange for US Airways’ agreement to enter into these amendments, Airbus advanced US Airways $200 million in consideration of aircraft deliveries under the various related purchase agreements. Under the terms of each of the amendments, US Airways has agreed to maintain a level of unrestricted cash in the same amount required by the Citicorp credit facility.
On October 20, 2008, US Airways entered into a $270 million spare parts loan agreement and a $85 million engines loan agreement. The proceeds of the term loans made under these loan agreements were used to repay a portion of the outstanding indebtedness pursuant to the Citicorp credit facility amendment previously discussed.
US Airways’ obligations under the spare parts loan agreement are secured by a first priority security interest in substantially all of US Airways’ rotable, repairable and expendable aircraft spare parts. The obligations under the engines loan agreement are secured by a first priority security interest in 36 of US Airways’ aircraft engines. US Airways has also agreed that other obligations owed by it or its affiliates to the administrative agent for the loan agreements or its affiliates (including the loans under these loan agreements held by such administrative agent or its affiliates) will be secured on a second priority basis by the collateral for both loan agreements and certain other engines and aircraft.
The term loans under these loan agreements will bear interest at a rate equal to LIBOR plus a margin per annum, subject to adjustment in certain circumstances.

These loan agreements contain customary representations and warranties, events of default and covenants for financings of this nature, including obligations to maintain compliance with covenants tied to the appraised value of US Airways’ spare parts and the appraised value and maintenance condition of US Airways’ engines, respectively.
The spare parts loan agreement matures on the sixth anniversary of the closing date, and is subject to quarterly amortization in amounts ranging from $8 million to $15 million. The spare parts loan agreement may not be voluntarily prepaid during the first three years of the term; however, the loan agreement provided that in certain circumstances US Airways could prepay $100 million of the loans under the agreement. The engines loan agreement, which may not be voluntarily prepaid prior to the third anniversary of the closing date, matures on the sixth anniversary of the closing date, and is subject to amortization in 24 equal quarterly installments.
On December 5, 2008, US Airways prepaid $100 million of principal outstanding under the spare parts loan agreement. In connection with this prepayment and pursuant to an amendment to the spare parts loan agreement, subject to certain conditions, US Airways obtained the right to incur up to $100 million in new loans. The right to incur new loans expires on April 1, 2009.
On January 16, 2009, US Airways exercised its right to obtain new loan commitments and incur additional loans under the spare parts loan agreement. In connection with the exercise of that right, Airbus Financial Services funded $50 million in satisfaction of a previous commitment. This loan will mature on October 20, 2014, will bear interest at a rate of LIBOR plus a margin and will be secured by the collateral securing loans under the spare parts loan agreement. In addition, in connection with the incurrence of this loan, US Airways and Airbus entered into amendments to the A320 Family Aircraft Purchase Agreement, the A330 Aircraft Purchase Agreement and the A350 XWB Purchase Agreement. Pursuant to these amendments, the existing cross-default provisions of the applicable aircraft purchase agreements were amended and restated to, among other things, specify the circumstances under which a default under the loan would constitute a default under the applicable aircraft purchase agreement.
Other 2008 Financing Transactions
On February 1, 2008, US Airways entered into a loan agreement for $145 million, secured by six Bombardier CRJ-700 aircraft, three Boeing 757 aircraft and one spare engine. The loan bears interest at a rate of LIBOR plus an applicable margin and is amortized over ten years. The proceeds of the loan were used to repay $97 million of the equipment notes previously secured by the six Bombardier CRJ-700 aircraft and three Boeing 757 aircraft.
On February 29, 2008, US Airways entered into a credit facility agreement for $88 million to finance certain pre-delivery payments required by US Airways’ purchase agreements with Airbus. As of December 31, 2008, the outstanding balance of this credit facility agreement is $73 million. The remaining amounts under this facility will be drawn as pre-delivery payments come due. The loan bears interest at a rate of LIBOR plus an applicable margin and is repaid as the related aircraft are delivered with a final maturity date of the loan in November 2010.
In the second quarter of 2008, US Airways entered into facility agreements with three lenders in the amounts of $199 million, $198 million, and $119 million to finance the acquisition of certain Airbus A320 family aircraft deliveries starting in the second half of 2008. The loans bear interest at a rate of LIBOR plus an applicable margin, contain default and other covenants that are typical in the industry for similar financings, and are amortized over twelve years with balloon payments at maturity.
Aircraft and Engine Purchase Commitments
During 2008, we took delivery of 14 Embraer 190 aircraft under our Amended and Restated Purchase Agreement with Embraer, which we financed through an existing facility agreement. As of December 31, 2008, we have no remaining firm orders with Embraer. Under the terms of the Amended and Restated Purchase Agreement, we have 32 additional Embraer 190 aircraft on order, which are conditional and subject to our notification to Embraer. In 2008, we amended the Amended and Restated Purchase Agreement to revise the delivery schedule for these 32 additional Embraer 190 aircraft.
In 2007, US Airways and Airbus executed definitive purchase agreements for the acquisition of 97 aircraft, including 60 single-aisle A320 family aircraft and 37 widebody aircraft (comprised of 22 A350 XWB aircraft and 15 A330-200 aircraft). These were in addition to orders for 37 single-aisle A320 family aircraft from a previous Airbus purchase agreement. In 2008, US Airways and Airbus entered into Amendment No. 1 to the Amended and Restated Airbus A320 Family Aircraft Purchase Agreement. The amendment provides for the conversion of 13 A319 aircraft to A320 aircraft, one A319 aircraft to an A321 aircraft and 11 A320 aircraft to A321 aircraft for deliveries during 2009 and 2010.

Deliveries of the A320 family aircraft commenced during 2008 with the delivery of five A321 aircraft, which were financed through an existing facility agreement. Deliveries of the A320 family aircraft will continue in 2009 through 2012. Deliveries of the A330-200 aircraft will begin in 2009. In 2008, US Airways amended the terms of the A350 XWB Purchase Agreement for deliveries of the 22 firm order A350 XWB aircraft to begin in 2015 rather than 2014 and extending through 2018.
In 2007, US Airways agreed to terms with an aircraft lessor to lease two used A330-200 aircraft. In 2008, US Airways terminated the two leases and did not take delivery of the two used A330-200 aircraft. Related to this termination, US Airways recorded a $2 million lease cancellation charge.
In 2008, US Airways executed purchase agreements for the purchase of eight new IAE V2500-A5 spare engines scheduled for delivery through 2014 for use on the Airbus A320 family fleet, three new Trent 700 spare engines scheduled for delivery through 2011 for use on the Airbus A330-200 fleet and three new Trent XWB spare engines scheduled for delivery in 2015 through 2017 for use on the Airbus A350 XWB aircraft.
Under all of our aircraft and engine purchase agreements, our total future commitments as of December 31, 2008 are expected to be approximately $6.83 billion through 2018, which includes predelivery deposits and payments. We expect to fund these payments through future financings.
Covenants and Credit Rating
In addition to the minimum cash balance requirements, our long-term debt agreements contain various negative covenants that restrict or limit our actions, including our ability to pay dividends or make other restricted payments. Certain long-term debt agreements also contain cross-default provisions, which may be triggered by defaults by us under other agreements relating to indebtedness. See “Risk Factors — Our high level of fixed obligations limits our ability to fund general corporate requirements and obtain additional financing, limits our flexibility in responding to competitive developments and increases our vulnerability to adverse economic and industry conditions” in Item 1A. “Risk Factors.” As of December 31, 2008, we and our subsidiaries were in compliance with the covenants in our long-term debt agreements.
Our credit ratings, like those of most airlines, are relatively low. The following table details our credit ratings as of December 31, 2008:

	S&P	Fitch	Moody’s
	Local Issuer	Issuer Default	Corporate
	credit rating	credit rating	Family rating
US Airways Group	B-	CCC	Caa1
US Airways	B-	*	*

(*)	The credit agencies do not rate these categories for US Airways.
A decrease in our credit ratings could cause our borrowing costs to increase, which would increase our interest expense and could affect our net income, and our credit ratings could adversely affect our ability to obtain additional financing. If our financial performance or industry conditions do not improve, we may face future downgrades, which could further negatively impact our borrowing costs and the prices of our equity or debt securities. In addition, any downgrade of our credit ratings may indicate a decline in our business and in our ability to satisfy our obligations under our indebtedness.
Off-Balance Sheet Arrangements
An off-balance sheet arrangement is any transaction, agreement or other contractual arrangement involving an unconsolidated entity under which a company has (1) made guarantees, (2) a retained or a contingent interest in transferred assets, (3) an obligation under derivative instruments classified as equity or (4) any obligation arising out of a material variable interest in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to us, or that engages in leasing, hedging or research and development arrangements with us.
We have no off-balance sheet arrangements of the types described in the first three categories above that we believe may have a material current or future effect on financial condition, liquidity or results of operations. Certain guarantees that we do not expect to have a material current or future effect on financial condition, liquidity or results of operations are disclosed in Note 9(f) to the consolidated financial statements of US Airways Group included in Item 8A of this report and Note 8(f) to the consolidated financial statements of US Airways included in Item 8B of this report.

Pass Through Trusts
US Airways has obligations with respect to pass through trust certificates, also known as “Enhanced Equipment Trust Certificates” or EETCs, issued by pass through trusts to cover the financing of 19 owned aircraft, 116 leased aircraft and three leased engines. These trusts are off-balance sheet entities, the primary purpose of which is to finance the acquisition of aircraft. Rather than finance each aircraft separately when such aircraft is purchased or delivered, these trusts allowed US Airways to raise the financing for several aircraft at one time and place such funds in escrow pending the purchase or delivery of the relevant aircraft. The trusts were also structured to provide for certain credit enhancements, such as liquidity facilities to cover certain interest payments, that reduce the risks to the purchasers of the trust certificates and, as a result, reduce the cost of aircraft financing to US Airways.
Each trust covered a set amount of aircraft scheduled to be delivered within a specific period of time. At the time of each covered aircraft financing, the relevant trust used the funds in escrow to purchase equipment notes relating to the financed aircraft. The equipment notes were issued, at US Airways’ election in connection with a mortgage financing of the aircraft or by a separate owner trust in connection with a leveraged lease financing of the aircraft. In the case of a leveraged lease financing, the owner trust then leased the aircraft to US Airways. In both cases, the equipment notes are secured by a security interest in the aircraft. The pass through trust certificates are not direct obligations of, nor are they guaranteed by, US Airways Group or US Airways. However, in the case of mortgage financings, the equipment notes issued to the trusts are direct obligations of US Airways. As of December 31, 2008, $540 million associated with these mortgage financings is reflected as debt in the accompanying consolidated balance sheet.
With respect to leveraged leases, US Airways evaluated whether the leases had characteristics of a variable interest entity as defined by FASB Interpretation (“FIN”) No. 46(R), “Consolidation of Variable Interest Entities — An Interpretation of ARB No. 51.” US Airways concluded the leasing entities met the criteria for variable interest entities. US Airways then evaluated whether or not it was the primary beneficiary by evaluating whether or not it was exposed to the majority of the risks (expected losses) or whether it receives the majority of the economic benefits (expected residual returns) from the trusts’ activities. US Airways does not provide residual value guarantees to the bondholders or equity participants in the trusts. Each lease does have a fixed price purchase option that allows US Airways to purchase the aircraft near the end of the lease term. However, the option price approximates an estimate of the aircraft’s fair value at the option date. Under this feature, US Airways does not participate in any increases in the value of the aircraft. US Airways concluded it was not the primary beneficiary under these arrangements. Therefore, US Airways accounts for its EETC leveraged lease financings as operating leases under the criteria of SFAS No. 13, “Accounting for Leases.” US Airways’ total obligations under these leveraged lease financings are $3.57 billion as of December 31, 2008.
Special Facility Revenue Bonds
US Airways guarantees the payment of principal and interest on certain special facility revenue bonds issued by municipalities to build or improve certain airport and maintenance facilities which are leased to US Airways. Under such leases, US Airways is required to make rental payments through 2023, sufficient to pay maturing principal and interest payments on the related bonds. As of December 31, 2008, the principal amount outstanding on these bonds was $90 million. Remaining lease payments guaranteeing the principal and interest on these bonds are $145 million.
US Airways has long-term operating leases at a number of airports, including leases where US Airways is also the guarantor of the underlying debt. Such leases are typically with municipalities or other governmental entities. The arrangements are not required to be consolidated based on the provisions of FIN No. 46(R).
Jet Service Agreements
Certain entities with which US Airways has capacity purchase agreements are considered variable interest entities under FIN No. 46(R). In connection with its restructuring and emergence from bankruptcy, US Airways contracted with Air Wisconsin and Republic Airways to purchase a significant portion of these companies’ regional jet capacity for a period of ten years. US Airways has determined that it is not the primary beneficiary of these variable interest entities, based on cash flow analyses. Additionally, US Airways has analyzed the arrangements with other carriers with which US Airways has long-term capacity purchase agreements and has concluded that it is not required to consolidate any of the entities.

Contractual Obligations
The following table provides details of our future cash contractual obligations as of December 31, 2008 (in millions):

	Payments Due by Period
	2009	2010	2011	2012	2013	Thereafter	Total
US Airways Group (1)
Debt (2)	$16	$33	$116	$99	$16	$1,178	$1,458
Interest obligations (3)	50	50	46	41	38	50	275
US Airways (4)
Debt and capital lease obligations (5) (6)	356	221	257	246	192	1,423	2,695
Interest obligations (3) (6)	146	148	157	129	87	415	1,082
Aircraft purchase and operating lease commitments (7)	2,408	2,312	2,138	1,537	664	5,315	14,374
Regional capacity purchase agreements (8)	1,008	1,013	1,031	902	731	2,712	7,397
Other US Airways Group subsidiaries (9)	10	2	1	1	1	—	15

Total	$3,994	$3,779	$3,746	$2,955	$1,729	$11,093	$27,296

(1)
These commitments represent those specifically entered into by US Airways Group or joint commitments entered into by US Airways Group and US Airways under which each entity is jointly and severally liable.

(2)	Excludes $55 million of unamortized debt discount as of December 31, 2008.

(3)	For variable-rate debt, future interest obligations are shown above using interest rates in effect as of December 31, 2008.

(4)	Commitments listed separately under US Airways and its wholly owned subsidiaries represent commitments under agreements entered into separately by those companies.

(5)	Excludes $113 million of unamortized debt discount as of December 31, 2008.

(6)
Includes $540 million of future principal payments and $260 million of future interest payments as of December 31, 2008, respectively, related to pass through trust certificates or EETCs associated with mortgage financings for the purchase of certain aircraft as described above under “Off-Balance Sheet Arrangements” and in Note 9(c) to US Airways Group’s and Note 8(c) to US Airways’ consolidated financial statements in Item 8A and 8B of this report, respectively.

(7)
Includes $3.57 billion of future minimum lease payments related to EETC leveraged leased financings of certain aircraft as of December 31, 2008, as described above under “Off-Balance Sheet Arrangements” and in Note 9(c) to US Airways Group’s and Note 8(c) to US Airways’ consolidated financial statements in Item 8A and 8B of this report, respectively.

(8)	Represents minimum payments under capacity purchase agreements with third-party Express carriers.

(9)	Represents operating lease commitments entered into by US Airways Group’s other airline subsidiaries Piedmont and PSA.
We expect to fund these cash obligations from funds provided by operations and future financings, if necessary. The cash available to us from these sources, however, may not be sufficient to cover these cash obligations because economic factors outside our control may reduce the amount of cash generated by operations or increase our costs. For instance, an economic downturn or general global instability caused by military actions, terrorism, disease outbreaks and natural disasters could reduce the demand for air travel, which would reduce the amount of cash generated by operations. An increase in our costs, either due to an increase in borrowing costs caused by a reduction in our credit rating or a general increase in interest rates or due to an increase in the cost of fuel, maintenance, aircraft and aircraft engines and parts, could decrease the amount of cash available to cover the cash obligations. Moreover, the Citicorp credit facility, our amended credit card agreement with Barclays and certain of our other financing arrangements contain minimum cash balance requirements. As a result, we cannot use all of our available cash to fund operations, capital expenditures and cash obligations without violating these requirements.

Critical Accounting Policies and Estimates
The preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States requires that we make certain estimates and assumptions that affect the reported amount of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities at the date of our financial statements. We believe our estimates and assumptions are reasonable; however, actual results could differ from those estimates. Critical accounting policies are defined as those that are reflective of significant judgments and uncertainties and potentially result in materially different results under different assumptions and conditions. We have identified the following critical accounting policies that impact the preparation of our consolidated financial statements. See also the summary of significant accounting policies included in the notes to the financial statements under Items 8A and 8B of this Form 10-K for additional discussion of the application of these estimates and other accounting policies.
Passenger Revenue
Passenger revenue is recognized when transportation is provided. Ticket sales for transportation that has not yet been provided are initially deferred and recorded as air traffic liability on the balance sheet. The air traffic liability represents tickets sold for future travel dates and estimated future refunds and exchanges of tickets sold for past travel dates. The balance in the air traffic liability fluctuates throughout the year based on seasonal travel patterns and fare sale activity. Our air traffic liability was $698 million and $832 million as of December 31, 2008 and 2007, respectively.
The majority of our tickets sold are nonrefundable. A small percentage of tickets, some of which are partially used tickets, expire unused. Due to complex pricing structures, refund and exchange policies, and interline agreements with other airlines, certain amounts are recognized in revenue using estimates regarding both the timing of the revenue recognition and the amount of revenue to be recognized. These estimates are generally based on the analysis of our historical data. We routinely evaluate estimated future refunds and exchanges included in the air traffic liability based on subsequent activity to validate the accuracy of our estimates. Holding other factors constant, a 10% change in our estimate of the amount refunded, exchanged or forfeited for 2008 would result in a $38 million change in our passenger revenue, which represents less than 1% of our passenger revenue.
Passenger traffic commissions and related fees are expensed when the related revenue is recognized. Passenger traffic commissions and related fees not yet recognized are included as a prepaid expense.
Impairment of Goodwill
SFAS No. 142, “Goodwill and Other Intangible Assets,” requires that goodwill be tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. Goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by America West Holdings on September 27, 2005. We have two reporting units consisting of our mainline and Express operations. All of our goodwill was allocated to the mainline reporting unit.
In accordance with SFAS No. 142, we concluded that events had occurred and circumstances had changed during the second quarter of 2008 which required us to perform an interim period goodwill impairment test. Subsequent to the first quarter of 2008, we experienced a significant decline in market capitalization due to overall airline industry conditions driven by record high fuel prices. The price of fuel became less volatile in the second quarter of 2008, and there was a sustained surge in fuel prices. On May 21, 2008, the price per barrel of oil hit a then record high of $133 per barrel and from that date through June 30, 2008 stayed at an average daily price of $133 per barrel. Our average mainline fuel price during the second quarter of 2008 was $3.63 as compared to $2.88 per gallon in the first quarter of 2008 and $2.20 for the full year 2007. This increase in the price per gallon of fuel represented an increase of 26% and 65% as compared to the first quarter of 2008 and full year 2007, respectively. Our average stock price in the second quarter of 2008 was $6.13 as compared to an average of $12.15 in the first quarter of 2008, a decline of 50%. In addition, we announced in June 2008 that in response to the record high fuel prices, we planned to reduce fourth quarter 2008 and full year 2009 domestic mainline capacity.
During the second quarter of 2008, we performed the first step of the two-step impairment test and compared the fair value of the mainline reporting unit to its carrying value. Consistent with our approach in our annual impairment testing, in assessing the fair value of the reporting unit, we considered both the market approach and income approach. Under the market approach, the fair value of the reporting unit is based on quoted market prices and the number of shares outstanding for our common stock. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions, including estimates of future capacity, passenger yield, traffic, fuel, other operating costs and discount rates. Due to current market conditions, greater weighting was attributed to the market approach, which was weighted 67% while the income approach was weighted 33% in arriving at the fair value of the reporting unit. We determined that the fair value of the mainline reporting unit was less than the carrying value of the net assets of the reporting unit, and thus we performed step two of the impairment test.

In step two of the impairment test, we determined the implied fair value of the goodwill and compared it to the carrying value of the goodwill. We allocated the fair value of the reporting unit to all of our assets and liabilities as if the reporting unit had been acquired in a business combination and the fair value of the mainline reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. Our step two analysis resulted in no implied fair value of goodwill, and therefore, we recognized an impairment charge of $622 million in the second quarter of 2008, representing a write off of the entire amount of our previously recorded goodwill.
The following table reflects the change in the carrying amount of goodwill from December 31, 2007 (in millions):

Goodwill
Balance at December 31, 2007	$622
Impairment charge	(622)

Balance at December 31, 2008	$—

Impairment of Intangible and Other Assets
We assess the impairment of long-lived assets and intangible assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. In addition, our international route authorities and trademark intangible assets are classified as indefinite lived assets and are reviewed for impairment annually. Factors which could trigger an impairment review include the following: significant changes in the manner of use of the assets; significant underperformance relative to historical or projected future operating results; or significant negative industry or economic trends. An impairment has occurred when the future undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those items. Cash flow estimates are based on historical results adjusted to reflect management’s best estimate of future market and operating conditions. The net carrying value of assets not recoverable is reduced to fair value. Estimates of fair value represent management’s best estimate based on appraisals, industry trends and reference to market rates and transactions. Changes in industry capacity and demand for air transportation can significantly impact the fair value of aircraft and related assets.
In connection with completing step two of our goodwill impairment analysis in the second quarter of 2008, we assessed the fair values of our significant intangible assets. Our other intangible assets of $558 million as of June 30, 2008 consisted principally of airport take-off and landing slots and airport gate leasehold rights of $473 million which are subject to amortization and $85 million of international route authorities and trademarks which are classified as indefinite lived assets under SFAS No. 142. We considered the potential impairment of these other intangible assets in accordance with SFAS No. 142 and SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” as applicable. The fair values of airport take-off and landing slots and international route authorities were assessed using the market approach. The market approach took into consideration relevant supply and demand factors at the related airport locations as well as available market sale and lease data. For trademarks, we utilized a form of the income approach known as the relief-from-royalty method. As a result of these assessments, no impairment was indicated. In addition, we performed the annual impairment test on our international route authorities and trademarks during the fourth quarter of 2008, at which time we concluded that no impairment exists. We will perform our next annual impairment test on October 1, 2009.
In connection with completing step two of our goodwill impairment analysis in the second quarter of 2008, we also assessed the current fair values of our other significant assets including owned aircraft, aircraft leases, and aircraft spare parts. We concluded that the only additional impairment indicated was associated with the decline in fair value of certain spare parts associated with our Boeing 737 fleet. Due to record high fuel prices and the industry environment in 2008, demand for the Boeing 737 aircraft type declined given its lower fuel efficiency as compared to other aircraft types. The fair value of these spare parts was determined using a market approach on the premise of continued use of the aircraft through our final scheduled lease return.
In accordance with SFAS No. 144, we determined that the carrying amount of the Boeing 737 spare parts classified as long-lived assets was not recoverable as the carrying amount of the Boeing 737 assets was greater than the sum of the undiscounted cash flows expected from the use and disposition of these assets. As a result of this impairment analysis, we recorded a $13 million impairment charge in the second quarter of 2008 related to Boeing 737 rotable parts included in flight equipment on our consolidated balance sheet. We also recorded a $5 million write down in the second quarter of 2008 related to our Boeing 737 spare parts inventory included in materials and supplies, net on our consolidated balance sheet to reflect lower of cost or market.

Investments in Marketable Securities
We account for investments in marketable securities in accordance with the provisions of SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of securities at the time of purchase and re-evaluates such designation as of each balance sheet date. As of December 31, 2008, all current investments in marketable securities were classified as held to maturity and all noncurrent investments in marketable securities, consisting entirely of auction rate securities, are classified as available for sale.
We determine the fair value of our available for sale securities using the criteria of SFAS No. 157, “Fair Value Measurements,” which we adopted on January 1, 2008. SFAS No. 157, among other things, defines fair value, establishes a consistent framework for measuring fair value and expands disclosure for each major asset and liability category measured at fair value on either a recurring or nonrecurring basis. SFAS No. 157 clarifies that fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, SFAS No. 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1.	Observable inputs such as quoted prices in active markets;

Level 2.	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3.	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.
We estimate the fair value of our auction rate securities based on the following: (i) the underlying structure of each security; (ii) the present value of future principal and interest payments discounted at rates considered to reflect current market conditions; (iii) consideration of the probabilities of default, passing a future auction, or repurchase at par for each period; and (iv) estimates of the recovery rates in the event of default for each security. These estimated fair values could change significantly based on future market conditions.
We review declines in the fair value of our investments in marketable securities in accordance with Financial Accounting Standards Board (“FASB”) Staff Position (“FSP”) SFAS 115-1 and 124-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” to determine the classification of the impairment as temporary or other than temporary. A temporary impairment charge results in an unrealized loss being recorded in the other comprehensive income component of stockholders’ equity. Unrealized losses are recognized in our consolidated statement of operations when a decline in fair value is determined to be other than temporary. We review our investments on an ongoing basis for indications of possible impairment, and if impairment is identified, we determine whether the impairment is temporary or other than temporary. Determination of whether the impairment is temporary or other than temporary requires significant judgment. The primary factors that we consider in classifying the impairment include the extent and period of time the fair value of each investment has declined below its cost basis, the expected holding or recovery period for each investment, and our intent and ability to hold each investment until recovery.
Refer to the “Liquidity and Capital Resources” section for further discussion of our investments in marketable securities.
Frequent Traveler Program
The Dividend Miles frequent traveler program awards miles to passengers who fly on US Airways and Star Alliance carriers and certain other airlines that participate in the program. We use the incremental cost method to account for the portion of our frequent flyer liability incurred when Dividend Miles members earn mileage credits. We have an obligation to provide this future travel and have therefore recognized an expense and recorded a liability for mileage awards. Outstanding miles may be redeemed for travel on any airline that participates in the program, in which case we pay a designated amount to the transporting carrier.

Members may not reach the threshold necessary for a travel award and outstanding miles may not be redeemed. Therefore, in calculating the liability we estimate how many miles will never be used for an award and exclude those miles from the estimate of the liability. Estimates are also made for the number of miles that will be used per award and the number of awards that will be redeemed on partner airlines. These estimates are based on past customer behavior. Estimated future travel awards for travel on US Airways are valued at the combined estimated average incremental cost of carrying one additional passenger. Incremental costs include unit costs for fuel, credit card fees, insurance, denied boarding compensation and food and beverages. No profit or overhead margin is included in the accrual for incremental costs. For travel awards on partner airlines, the liability is based upon the gross payment to be paid to the other airline for redemption on the other airline. A change to these cost estimates, actual redemption activity or award redemption level could have a material impact on the liability in the year of change as well as future years. Incremental changes in the liability resulting from participants earning or redeeming mileage credits or changes in assumptions used for the related calculations are recorded in the statement of operations as part of the regular review process. At December 31, 2008, we have assumed 10% of our future travel awards accrued will be redeemed on partner airlines. A 1% increase or decrease in the percentage of awards redeemed on partner airlines would have a $5 million impact on the liability as of December 31, 2008.
As of December 31, 2008, Dividend Miles members had accumulated mileage credits for approximately 2.6 million awards. The liability for the future travel awards accrued on our balance sheet within other accrued expenses was $151 million as of December 31, 2008. The number of awards redeemed for travel during the year ended December 31, 2008 was approximately 0.9 million, representing approximately 4% of US Airways’ RPMs during that period. The use of certain inventory management techniques minimizes the displacement of revenue passengers by passengers traveling on award tickets.
US Airways also sells frequent flyer program mileage credits to participating airline partners and non-airline business partners. Revenue earned from selling these mileage credits to other companies is recognized in two components. A portion of the revenue from these sales is deferred, representing the estimated fair value of the transportation component of the sold mileage credits. The deferred revenue for the transportation component is amortized on a straight-line basis over the period in which the credits are expected to be redeemed for travel as passenger revenue, which is currently estimated to be 28 months. The marketing component, which is earned at the time the miles are sold, is recognized in other revenues at the time of the sale. As of December 31, 2008, we had $240 million in deferred revenue from the sale of mileage credits included in other accrued expenses on our balance sheet. A change to either the period over which the credits are used or the estimated fair value of credits sold could have a significant impact on revenue in the year of change as well as future years.
Deferred Tax Asset Valuation Allowance
At December 31, 2008, US Airways Group has a full valuation allowance against its net deferred tax assets. In assessing the realizability of the deferred tax assets, we considered whether it was more likely than not that some portion or all of the deferred tax assets will be realized, in accordance with SFAS No. 109, “Accounting for Income Taxes.” We generated NOL in 2008, which was reserved by this full valuation allowance.
Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements. This pronouncement applies to other accounting standards that require or permit fair value measurements. Accordingly, this statement does not require any new fair value measurement. This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In December 2007, the FASB agreed to a one year deferral of SFAS No. 157’s fair value measurement requirements for nonfinancial assets and liabilities that are not required or permitted to be measured at fair value on a recurring basis. As such, we did not apply the fair value measurement requirements of SFAS No. 157 for nonfinancial assets and liabilities when performing our goodwill and other assets impairment test as discussed above in “Critical Accounting Policies.” We adopted SFAS No. 157 on January 1, 2008, which had no effect on our consolidated financial statements.
In December 2007, the FASB issued SFAS No. 141 (Revised 2007), “Business Combinations.” SFAS No. 141R is effective for fiscal years beginning after December 15, 2008 and adjusts certain guidance related to recording nearly all transactions where one company gains control of another. The statement revises the measurement principle to require fair value measurements on the acquisition date for recording acquired assets and liabilities. It also changes the requirements for recording acquisition-related costs and liabilities. Additionally, the statement revises the treatment of valuation allowance adjustments related to income tax benefits in existence prior to a business combination. The current standard, SFAS No. 141, requires that adjustments to these valuation allowances be recorded as adjustments to goodwill or intangible assets if no goodwill exists, while the new standard will require companies to adjust current income tax expense. Effective January 1, 2009, we adopted the provisions of SFAS No. 141R and all future decreases in the valuation allowance established in purchase accounting as a result of the merger will be recognized as a reduction to income tax expense.

On January 1, 2008, we adopted the measurement date provisions of SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R).” The measurement date provisions require plan assets and obligations to be measured as of the employer’s balance sheet date. We previously measured our other postretirement benefit obligations as of September 30 each year. As a result of the adoption of the measurement date provisions, we recorded a $2 million increase to our postretirement benefit liability and a $2 million increase to accumulated deficit, representing the net periodic benefit cost for the period between the measurement date utilized in 2007 and the beginning of 2008. The adoption of the measurement provisions of SFAS No. 158 had no effect on our consolidated statements of operations.
In May 2008, the FASB issued FSP Accounting Principles Board (“APB”) 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement).” FSP APB 14-1 applies to convertible debt instruments that, by their stated terms, may be settled in cash (or other assets) upon conversion, including partial cash settlement of the conversion option. FSP APB 14-1 requires bifurcation of the instrument into a debt component that is initially recorded at fair value and an equity component. The difference between the fair value of the debt component and the initial proceeds from issuance of the instrument is recorded as a component of equity. The liability component of the debt instrument is accreted to par using the effective yield method; accretion is reported as a component of interest expense. The equity component is not subsequently re-valued as long as it continues to qualify for equity treatment. FSP APB 14-1 must be applied retrospectively to previously issued cash-settleable convertible instruments as well as prospectively to newly issued instruments. FSP APB 14-1 is effective for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. We adopted FSP APB 14-1 on January 1, 2009.
Our 7% Senior Convertible Notes due 2020 (the “7% notes”) are subject to the provisions of FSP APB 14-1 since the 7% notes can be settled in cash upon conversion. We concluded that the fair value of the equity component of the 7% notes at the time of issuance in 2005 was $47 million. Upon retrospective application, the adoption resulted in a $29 million increase in accumulated deficit at December 31, 2008, comprised of non-cash interest expense of $17 million for the years 2005-2008 and non-cash losses on debt extinguishment of $12 million related to the partial conversion of certain of the 7% notes to common stock in 2006. Refer to Note 1 in Item 8A of this report for additional information on the adoption of FSP APB 14-1.
In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active.” FSP FAS 157-3 clarifies the application of SFAS No. 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. FSP FAS 157-3 is effective upon issuance, including prior periods for which financial statements have not been issued. Revisions resulting from a change in the valuation technique or its application should be accounted for as a change in accounting estimate following the guidance in SFAS No. 154, “Accounting Changes and Error Corrections.” FSP FAS 157-3 is effective as of October 10, 2008, and the application of FSP FAS 157-3 had no impact on our consolidated financial statements.